Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Second-Quarter Results

Summary
A leadership product portfolio across servers, notebooks, netbooks, and desktops, coupled with our lowest ever platform unit cost, and a healthy PC and Server end market led to our best ever results in the second quarter. Revenue of $10.8B, gross margin of 67%, operating income of $4.0B and earnings per share of $0.51 were all records. Net income of $2.9B was up 18% sequentially. The strength of our business model and execution can best be seen in two metrics; operating profit as a percent of revenue increased to 37%, and revenue per employee was at an all-time high of $134k.

Our overall business was strong in Q2, particularly in the enterprise segment.  The strength of the enterprise market segment led to a richer than expected mix in both server and PC clients. The supply chain continues to be healthy with inventory levels across the supply chain appropriate for the level of demand in the PC and server market segments.

Comparing the second quarter of 2010 to the operational results of the second quarter of 2009 (excluding the impact of the $1.4B European Commission fine taken in the second quarter of 2009):
•	Operating income of $4.0B was up 177% from $1.4B*
•	Operating income as a percent of revenue was up 19 points* to 37%
•	Net income of $2.9B was up 175% from $1.0B*

Revenue
Revenue of $10.8B was up 5% sequentially versus average seasonal decline of 2%. Microprocessor average selling prices, both including and excluding Intel® Atom™ processors, were up slightly in the second quarter driven by server market segment strength and sales of our new 32nm mobile microprocessors.  All geographies performed better than seasonal. On a year-over-year basis, revenue for the second quarter was up 34%.

The PC Client Group had revenue of $7.8B, up slightly from the first quarter. Year over year, PC Client Group revenue was up 31%.

The Data Center Group revenue of $2.1B was up 13% from the first quarter on better than seasonal microprocessor unit sales and a richer mix of products.  Internet data center strength and a strong enterprise market segment drove the above seasonal sequential growth. Year over year, Data Center Group revenue was up 42%.

*   Non-GAAP financial measure. See reconciliation set forth below of non-GAAP financial measure to the most directly comparable GAAP financial measure.

Intel Atom microarchitecture revenue, including microprocessors and associated chipsets, was $413M, up 16% from the first quarter on strong sales of our next generation dual-core Intel Atom  microprocessors.

Gross Margin
Gross margin dollars were $7.2B, 11% higher than the first quarter.  Gross margin of 67.2% was 3.8 points higher than the first quarter and above our expectations provided in our Outlook.

Gross Margin Reconciliation: Q1’10 to Q2’10 (63.4% to 67.2%, up 3.8 points)
[note: point attributions are approximate]
•	+ 3.0 points: Lower unit costs
•	+ 1.0 point: Higher platform** revenue
•	+ 1.0 point: Lower startup costs
•	- 1.0 point: Higher write-offs (primarily fewer sales of previously written-off inventory)

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Q2’10 Outlook to Q2’10 (64% +/- 2 points to 67.2%, up 3.2 points)
[note: point attributions are approximate]
•	+ 1.5 point: Higher platform** revenue
•	+ 1.0 point: Lower platform** unit cost
•	+ 0.5 point Reduction in other cost of sales (primarily startup costs)

In a year-over-year comparison, gross margin percent is 16 points higher than Q2’09.  The increase is due to higher platform revenue, lower platform unit cost, no excess capacity charges in Q2’10, and lower startup costs.

Spending
Spending for R&D and MG&A was $3.25B, approximately $150M higher than the outlook provided.  Spending was higher than the forecast primarily due to an increase in revenue and profit dependent spending. Spending as a percentage of revenue was flat quarter on quarter at 30%. Depreciation was in line with expectations at $1.1B.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $204M, better than the $2M loss in the first quarter and better than our revised forecast of $180M net gain.  Relative to the first quarter loss, the second quarter was higher primarily due to the gains associated with the sale of our interest in Numonyx.

The provision for taxes in the second quarter was at a 31% tax rate, 1 point below our revised forecast of 32%.

** CPU and chipset, excluding Intel Atom microprocessors and chipsets

Balance Sheet and Cash Flow Items

Cash flow from operations in the second quarter was approximately $3.5B. On the balance sheet, total cash investments^^ ended the quarter at $17.8B, $1.4B higher than the first quarter. During the second quarter, we paid $877M in dividends, purchased $1.05B in capital assets, and increased total inventories by $359M, all on 32nm products.

Other Items
We added approximately 400 employees in the second quarter bringing the number of employees to 80.4k.

Q3 2010 Outlook

The Outlook for the third quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after July 13th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $11.6B, plus or minus $400M in the third quarter. The midpoint of this range would be an increase of 8% from the second quarter, which is slightly below the average seasonal increase.

Gross Margin
Gross margin in the third quarter is expected to be 67%, plus or minus a couple points.

Gross Margin Reconciliation: Q2’10 to Q3’10 Outlook (67.2% to 67% +/- a couple points)
[note: point attributions are approximate]
•	- 1.0 point: Inventory write-offs (product built prior to qualification for sale)
•	+ 0.5 point: Higher platform** revenue

Spending
Spending for R&D and MG&A in the third quarter is expected to be $3.2B, approximately flat to the second quarter.  Depreciation is forecasted to be approximately $1.1B, also flat to the second quarter.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be approximately zero, down from approximately $200M in the second quarter.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets
** CPU and chipset, excluding Intel Atom microprocessors and chipsets

2010 Outlook

Gross Margin
Gross margin for the year is expected to be 66%, plus or minus a couple points, two points higher than the previous forecast due primarily to higher platform revenue.

Spending
Spending for R&D and MG&A for the year is expected to be $12.7B plus or minus $100M, $300M higher than the prior forecast. The increase is due primarily to higher revenue and profit dependent spending.  In addition, we expect incremental investments in research and development programs. R&D spending is expected to be approximately $6.6B, up $200M from the forecast provided in April.

The forecast for depreciation is approximately $4.4B +/- $100M, unchanged from the prior forecast.

Other Income Statement Items
The tax rate for the third and fourth quarter is expected to be 32%, higher than the previous forecast of 31% due to higher profits and a higher portion of profits expected to come from higher tax jurisdictions.

Capital Spending
Capital spending for 2010 is forecasted to be $5.2B plus or minus $200M, a $400M increase from the prior forecast. The increase in capital spending is driven by an acceleration of our 32nm factory ramp.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the third quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 32nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; defects or disruptions in the supply of materials or resources; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; start-up costs; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; the timing and execution of the manufacturing ramp and associated costs; and capacity utilization.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•
Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended Mar. 27, 2010.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures that exclude the charge incurred in the second quarter of 2009 as a result of the European Commission (EC) fine in the amount of €1.06 billion, or about $1.45 billion.

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show the reader, how our performance compares to other periods. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

	(In millions, except per-share amounts)
	Three Months Ended			Six Months Ended
	June 26,	June 27,		June 26,	June 27,
	2010	2009		2010	2009

GAAP OPERATING INCOME (LOSS)	$3,981	$(12)		$7,429	$635
Adjustment for EC fine	-	1,447		-	1,447
OPERATING INCOME EXCLUDING EC FINE	$3,981	$1,435		$7,429	$2,082

GAAP NET INCOME (LOSS)	$2,887	$(398)		$5,329	$231
Adjustment for EC fine	-	1,447		-	1,447
NET INCOME EXCLUDING EC FINE	$2,887	$1,049		$5,329	$1,678

GAAP DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.51	$(0.07)		$0.94	$0.04
Adjustment for EC fine	-	0.25		-	0.26
DILUTED EARNINGS PER COMMON SHARE EXCLUDING EC FINE	$0.51	$0.18	(1)	$0.94	$0.30

(1) Calculated based on common shares of 5,678 for three months ended June 27, 2009, which is the number of common shares that would have been used in the calculation of diluted earnings per common share if the Company had GAAP net income.